[Adopted in Release No. IC-17085 (P 84.434), effective September
25, 1989, 54 F.R. 32048]
U.S. Securities and Exchange Commission
Washington DC 20549

FORM N-17F-2

	Form N-17f-2
Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies.

Pursuant to Rule 17f-2 [17CFR 270.17f-2]

1. Investment Company Act File Number:
Date Examination Complete:
11/30/98
SEI Index Funds - S& P 500 Index Portfolio

2. State Identification Number

See attached Exhibit A listing the fund availability by state
(If applicable the associated state permit number is provided).





















2. Exact number of investment company as specified in registration statement: 2-97111

3. Address of principal executive office: (number, street, city, state, zip code)
One Freedom Valley
Wayne, PA  19087




INSTRUCTIONS
This form must be completed by the investment companies that have custody of securities or similar investments.
Investment Company


1. All items must be completed by the investment company
2. Give this form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant


4. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington DC, one copy with the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are made solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, US Securities and Exchange Commission, 450 Fifth Street
NW Washington DC 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington DC 20503.


Exhibit A - State Permit Report

Fund Name					State			Filing Type	File Number


SEI Index Funds

						CALIFORNIA		A=Annual	504-5132
						COLORADO		A=Annual	IC 9101316
						GEORGIA			O=Other		56-851073
						ILLINOIS		A=Annual	9839784
						INDIANA			A=Annual	85-0281-IC
						MINNESOTA		G=Good Until S	R-25346
						NORTH CAROLINA		A=Annual	1474
						PENNSYLVANIA		A=Annual	87-08-182MF
						VIRGINIA		A=Annual	1334
						WEST VIRGINIA		G=Good Until S	BC-30495
						WYOMING			O=Other		18846

SEI Index Funds (Minnesota Exemption)

						MINNESOTA		A=Annual

SEI Index Funds

						KENTUCKY		A=Annual	M24084
						LOUISIANA		A=Annual	56374
						OHIO			O=Other		14573
						OKLAHOMA		A=Annual	1-100797
						OREGON			A=Annual	94-1169
						UTAH			A=Annual	1864-06

SEI Index Funds - S&P 500 Index Portfolio

						ALASKA			O=Other		98 01394
						ALABAMA			A=Annual
						ARKANSAS		A=Annual	85-M0411-02
						CONNECTICUT		A=Annual	S123473
						DELAWARE		A=Annual
						HAWAII			A=Annual
						IDAHO			A=Annual	30260
						KANSAS			A=Annual	94S0001644
						MISSOURI		A=Annual	205403
						NEVADA			A=Annual
						NEW YORK		O=Other		5-26-41-39
						RHODE ISLAND		A=Annual
						SOUTH CAROLINA		A=Annual	MF5232

SEI Index Funds - S&P 500 Index Portfolio - Class A

						ARIZONA			A=Annual	S-AB19522-QUAL
						IOWA			A=Annual	1-26153
						MASSACHUSETTS		A=Annual	96-4288-MR
						MARYLAND		A=Annual	SM912351
						MAINE			A=Annual	MF-R-98-11173
						MICHIGAN		A=Annual	227712
						MISSISSIPPI		A=Annual	MF-96-07-103
						MONTANA			A=Annual	31234
						NORTH DAKOTA		G=Good Until S	6959
						NEBRASKA		A=Annual	027997
						NEW HAMPSHIRE		A=Annual
						NEW MEXICO		A=Annual	987206
						SOUTH DAKOTA		A=Annual	1628
						TENNESSEE		A=Annual	RM98-3057
						TEXAS			G=Good Until S	C-25098
						VERMONT			A=Annual	4/24/85-01
						WASHINGTON		G=Good Until S	C-22261
						WISCONSIN		A=Annual	207824-03

SEI Index Funds - S&P 500 Index Portfolio - Class E

						ARIZONA			A=Annual	S-0048615-QUAL
						IOWA			A=Annual	1-35993
						KENTUCKY		A=Annual	M32407
						LOUISIANA		A=Annual	54113
						MASSACHUSETTS		A=Annual	96-2190-M
						MARYLAND		A=Annual	SM960358
						MAINE			A=Annual	MF-R-98-7841
						MICHIGAN		A=Annual	222820
						MISSISSIPPI		G=Good Until S	MF-96-02-154
						MONTANA			A=Annual	34557
						NORTH DAKOTA		A=Annual	N997
						NEBRASKA		A=Annual	023804
						NEW HAMPSHIRE		A=Annual
						NEW MEXICO		A=Annual	981612
						OHIO			O=Other		14574
						OKLAHOMA		A=Annual	1-127797
						OREGON			A=Annual	96-0189
						SOUTH DAKOTA		A=Annual	14317
						TENNESSEE		A=Annual	RM98-3057
						TEXAS			G=Good Until S	C-49692
						UTAH			A=Annual	5-3825-45
						VERMONT			A=Annual	2/28/96-18
						WASHINGTON		G=Good Until S	C-52970
						WISCONSIN		A=Annual	312654-03
						WEST VIRGINIA		G=Good Until S	BC-30495